EXHIBIT 4.7

CENTERPOINT PROPERTIES TRUST

ARTICLES SUPPLEMENTARY

3,000,121 SHARES

SERIES C CUMULATIVE REDEEMABLE PREFERRED SHARES

CenterPoint Properties Trust, a Maryland real estate investment trust (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Under powers contained in Sections 2.3 and 2.4 of the Declaration of Trust of the Company (the “Declaration”), the Board of Trustees of the Company (the “Board of Trustees”), by resolutions duly adopted at a meeting duly called and held on March 20, 2003 and a duly authorized committee of the Board of Trustees, by resolutions duly adopted by unanimous written consent dated March 31, 2003, classified and designated 3,000,121 shares (the “Series C Preferred Shares”) of Preferred Shares (as defined in the Declaration) as shares of Series C Cumulative Redeemable Preferred Shares, par value $0.001 per share (the “Series C Preferred Shares”), with the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as set forth as follows.

SERIES C CUMULATIVE REDEEMABLE PREFERRED SHARES

Section 1.  Number of Shares and Designation.  3,000,121 Preferred Shares shall be designated as Series C Cumulative Redeemable Preferred Shares (the “Series C Preferred Shares”), subject, however, to increase or decrease upon further action of the Board of Trustees in the future as permitted by the Declaration of Trust of the Company (the “Declaration”) and applicable law.

Section 2.  Definitions.  For purposes of the Series C Preferred Shares, the following terms shall have the meanings indicated:

“Affiliate” of a person means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

“Board of Trustees” shall mean the Board of Trustees of the Company or any committee authorized by such Board of Trustees to perform any of its responsibilities with respect to the Series C Preferred Shares.

“Business Day” shall mean any day (other than a Saturday, Sunday or legal holiday) on which banking institutions in The City of New York are open for business and, when used in the definition of Three-Month LIBOR, which is also a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Common Shares” shall mean the Common Shares, par value $0.001 per share, of the Company.

“Declaration” shall have the meaning set forth in Section 1 hereof.

“Dividend Payment Date” shall have the meaning set forth in Section 3 hereof.

“Dividend Period” shall mean the period commencing on the Issue Date through the succeeding March 31, June 30, September 30 or December 31 (whichever is sooner), each period thereafter of three calendar months ending on any March 31, June 30, September 30 or December 31, or the period from the January 1, April 1, July 1 or October 1, as the case may be, preceding the Redemption Date and ending on the Redemption Date.

“Dividend Rate” shall mean a floating rate, expressed as a percentage of the Liquidation Preference per annum, determined as follows:

(a)           from the Issue Date through and including July 7, 2003, a rate equal to (x) Three-Month LIBOR for such period, plus (y) the Initial Spread;

(b)           between July 8 and July 29, 2003, a rate equal to (x) Three-Month LIBOR for such period, plus (y) the Initial Spread plus (z) 50 basis points (0.50%); and

(c)           between July 30 and August 28, 2003, a rate equal to (x) Three-Month LIBOR for such period, plus (y) the Initial Spread plus (z) 100 basis points (1.00%); and

(d)           between August 29 and September 26, 2003, a rate equal to (x) three-Month LIBOR for such period, plus (y) the Initial Spread plus (z) 150 basis points (1.50%); and

(e)           between September 27 and October 27, 2003, a rate equal to (x) Three-Month LIBOR for such period, plus (y) the Initial Spread plus (z) 200 basis points (2.00%); and

(f)            after October 27, 2003, a fixed rate equal to 8% plus (z) the product of (i) 50 basis points (0.50%) multiplied by (ii) the number of whole calendar months elapsed after October 27, 2003; provided, however, in the event of a Downgrade after October 27, 2003, the Dividend Rate shall be a fixed rate equal to 10% plus (z) the product of (i) 50 basis points (0.50%) multiplied by (ii) the number of whole calendar months elapsed after October 27, 2003.

provided, further, that the Dividend Rate shall not exceed 20.0%

“Dividend Rate Calculation Agent” shall mean such financial institution (and any legal successor thereto) from time to time as shall be selected by the Company, provided such selection is approved by the vote or written consent of the holders of a majority of the outstanding shares of the Series C Preferred Shares, and shall initially mean Wachovia Securities, Inc.

“Dividend Record Date” shall have the meaning set forth in Section 3 hereof.

“Downgrade” shall mean if, at any time, either (i) any two of Moody’s Investors Service, Inc. (“Moody’s”), Standard & Poor’s Rating Service (“S&P”) or Fitch Ratings Ltd. (“Fitch”) reduce the rating of the Series B Preferred Shares from Baa3, BBB- and BBB-, respectively, or (ii) in the event there are no Series B Preferred Shares outstanding at such time and any two of Moody’s, S&P or Fitch reduce the rating of the Company’s senior unsecured notes from Baa2, BBB or BBB, respectively.

“Excess Shares” shall have the meaning set forth in Section 1.3 of Article I of the Declaration.

“Initial Spread” shall mean 150 basis points (1.50%) or, in the event of a Downgrade, 200 basis points (2.0%) for such period as the Downgrade continues.

“Issue Date” shall mean the first date on which any Series C Preferred Shares are issued.

“Junior Shares” shall have the meaning set forth in Section 7 hereof.

“Liquidation Preference” shall have the meaning set forth in Section 4(a) hereof.

“Maryland REIT Law” shall mean the Maryland REIT Law, as amended from time to time.

“Parity Shares” shall have the meaning set forth in Section 7 hereof.

“Person” shall mean any individual, firm, partnership, corporation or other entity and shall include any successor (by merger or otherwise) of such entity.

“Redemption Date” shall have the meaning set forth in paragraph (b) of Section 5 hereof.

“REIT” shall mean a real estate investment trust as that phrase is defined under Section 856 of the Internal Revenue Code of 1986, as amended.

“Series A Preferred Shares” shall mean the 8.48% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.001 per share, of the Company.

“Series B Preferred Shares” shall mean the 7.50% Series B Convertible Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.001 per share, of the Company.

“Series C Parity Preferred” shall have the meaning set forth in paragraph (b) of Section 8 hereof.

“Series C Preferred Dividend Default” shall have the meaning set forth in paragraph (b) of Section 8 hereof.

“Series C Preferred Shares” shall have the meaning set forth in Section 1 hereof.

“Series C Preferred Shares Trustees” shall have the meaning set forth in paragraph (b) of Section 8 hereof.

“Set apart for payment” shall be deemed to include, without any action other than the following, the recording by the Company in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to an authorization of dividends or other distribution by the Board of Trustees, the allocation of funds to be so paid on any series or class of shares of beneficial interest of the Company.

“Three-Month LIBOR” means the rate (expressed as a percentage per annum) for deposits in U.S. dollars having a term of three months, commencing on the first day of the applicable period (a “Reset Date”), which appears on Page 3750 on Moneyline Telerate Inc. or any successor page (the “Telerate LIBOR Page”) at approximately 11:00 a.m., London time, on the day that is two Business Days preceding such Reset Date.  If such rate does not appear on the Telerate LIBOR Page, the rate for such Reset Date will be determined by reference to the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market (the “Reference Banks”) at approximately 11:00 a.m., London time, on the day that is two Business Days preceding such Reset Date to prime banks in the London interbank market for a period of three months commencing from such Reset Date and in a representative amount.  The Company shall cause its Dividend Rate Calculation Agent to request the principal London office of each of the Reference Banks to provide a quotation of such rate.  If at least two such quotations are provided, the rate for such Reset Date will be the arithmetic mean of the quotations.  If fewer than two quotations are provided as requested, the rate for such Reset Date will be the arithmetic mean of the rates quoted by three major banks in New York City, selected by the Company’s Dividend Rate Calculation Agent, at approximately 11:00 a.m., New York City time, on such Reset Date for loans in U.S. dollars to leading European banks for a period of three months commencing on such Reset Date and in a representative amount.  The Company shall promptly (or shall cause its Dividend Rate Calculation Agent promptly to) notify any holder of the Series C Preferred Shares of the Dividend Rate for any Dividend Period upon request.

Section 3.  Dividends.

(a)           Holders of the then outstanding Series C Preferred Shares shall be entitled to receive, when, as and if authorized by the Board of Trustees, out of assets legally available for that purpose, cumulative preferential cash dividends.  Such dividends shall be cumulative from the Issue Date and shall be payable quarterly in arrears on or before each September 30, December 31, March 31 and June 30 of each year or, if such day is not a business day, on the next succeeding business day (a “Dividend Payment Date”) to holders of record on such date, not more than 30 nor less than ten days preceding such Dividend Payment Date, fixed for such purpose by the Board of Trustees (a “Dividend Record Date”).  Dividends payable on each Dividend Payment Date shall be equal to the sum of the daily amounts for each day actually elapsed during a Dividend Period, which daily amounts shall be computed by dividing (1) the product of (A) the Dividend Rate in effect for each such day during such Dividend Period multiplied by (B) the Liquidation Preference by (2) 360.  Such dividends shall be cumulative from the Issue Date and shall accrue whether or not such dividends shall be authorized, whether or not there shall be assets of the Company legally available for the payment of such dividends, whether or not the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such authorization or payment or provides that such authorization or payment would constitute a breach thereof or a default thereunder, and whether or not such authorization or payment shall be restricted or prohibited by law.  Each such dividend shall be payable to the holders of record of the Series C Preferred Shares, as they appear on the share records of the Company at the close of business on the Dividend Record Date.  Accrued but unpaid dividends on the Series C Preferred Shares shall accumulate as of the Dividend Payment Date on which they first become payable.

(b)           Holders of Series C Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or shares in excess of cumulative dividends, as herein provided, on the Series C Preferred Shares.  Any dividend payment made on the Series C Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares.  The Company shall determine the dividend payable on each Dividend Payment Date in accordance with these Articles Supplementary, utilizing the Three-Month LIBOR rate supplied by the Dividend Rate Calculation Agent (which the Dividend Rate Calculation Agent shall determine in accordance with the definition of Three-Month LIBOR in these Articles Supplementary).

(c)           Except as provided in Section 3(d) below, no dividends shall be declared or paid or set apart for payment on any Junior Shares or any Parity Shares (other than a dividend in Common Shares or in any other class of Junior Shares) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series C Preferred Shares for all past Dividend Periods and the then-current Dividend Period.

(d)           When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Shares and any Parity Shares, all dividends declared upon the Series C Preferred Shares and any series of Parity Shares shall be declared pro rata so that the amount of dividends declared per Series C Preferred Share and Parity Share shall in all cases bear to each other the same ratio that accrued dividends per Series C Preferred Share and Parity Share (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Parity Shares does not have a cumulative dividend) bear to each other.  No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C Preferred Shares that may be in arrears.

(e)           Except as provided in the immediately preceding paragraph, so long as any of the Series C Preferred Shares are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase Junior Shares) shall be authorized or paid or set apart for payment by the Company or other distribution of cash or other property authorized or made directly or indirectly by the Company with respect to any Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Shares made in connection with an employee incentive or benefit plan or award of the Company) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) directly or indirectly by the Company (except by conversion into or exchange for Junior Shares), nor shall any other cash or other property otherwise be paid or distributed to or for the benefit of any holder of Junior Shares in respect thereof, directly or indirectly, by the Company unless in each case full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series C Preferred Shares and all Parity Shares for all past dividend periods and the then-current dividend period.

Section 4.  Liquidation Preference.

(a)           In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, before any assets of the Company shall be distributed, paid or set aside for the holders of Junior Shares, the Company shall pay to the holders of Series C Preferred Shares $25.00 per Series C Preferred Share (the “Liquidation Preference”) plus an amount equal to all accrued and unpaid dividends (whether or not earned or authorized and whether or not accumulated pursuant to the final sentence of Section 3(a)) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment.  Until the holders of the Series C Preferred Shares and holders of Parity Shares have been paid this liquidation preference in full, no payment will be made to any holder of Junior Shares upon the liquidation, dissolution or winding up of the Company.  If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of Series C Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of Series C Preferred Shares and any such other Parity Shares ratably in the same proportion as the respective amounts that would be payable on such Series C Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full.  For the purposes of this Section 4, (i) a consolidation or merger of the Company with or into one or more corporations, trusts or other entities, (ii) a sale or transfer of all or substantially all of the Company’s assets, or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

(b)           Written notice of any such liquidation, dissolution or winding up of the affairs of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series C Preferred Shares at the respective addresses of such holders as the same shall appear on the share transfer records of the Company.

(c)           Subject to the rights of the holders of any Parity Shares, upon any liquidation, dissolution or winding up of the Company, after payment shall have been made in full to the holders of Series C Preferred Shares and any Parity Shares, as provided in this Section 4, any other series or class of Junior Shares shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series C Preferred Shares and any Parity Shares shall not be entitled to share therein.

Section 5.  Redemption at the Option of the Company.

(a)           The Company, at its option, after July 3, 2003, may redeem all, but not less than all, Series C Preferred Shares as set forth herein.  The Series C Preferred Shares may be redeemed at the option of the Company at any time out of assets legally available therefor at a redemption price payable in cash equal to (x) $25.00 per share of Series C Preferred Shares multiplied by the following amount: (i) if the Redemption Date is on or before July 7, 2003, 97.10%; (ii) if the Redemption Date is between July 8 and July 29, 2003, 97.60%; (iii) if the Redemption Date is between July 30 and August 28, 2003, 98.10%; (iv) if the Redemption Date is between August 29 and September 26, 2003, 98.60%; (v) if the Redemption Date is between September 27 and October 27, 2003, 99.10%; and if the Redemption Date is on or after October 27, 2003, 100%, plus (y) an amount equal to all accrued and unpaid dividends, if any, to the Redemption Date (whether or not earned or authorized).

(b)           Series C Preferred Shares shall be redeemed by the Company on the date specified in the notice to holders required under paragraph (d) of this Section 5 (the “Redemption Date”).  The Redemption Date shall be selected by the Company, shall be specified in the notice of redemption and shall be not less than 15 days after the date notice of redemption is sent by the Company (which notice may be sent at any time on or after June 20, 2003).  Upon any redemption of Series C Preferred Shares pursuant to paragraph (a) of this Section 5, the Company shall pay in cash to the holder of such shares an amount equal to all accrued and unpaid dividends, if any, to the Redemption Date, whether or not earned or authorized.  If the Redemption Date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, then each holder of Series C Preferred Shares at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares prior to such Dividend Payment Date.  Except as provided above, the Company shall make no payment or allowance for accumulated or accrued dividends on Series C Preferred Shares called for redemption.

(c)           If full cumulative dividends on all outstanding Series C Preferred Shares have not been paid or authorized and set apart for payment, no Series C Preferred Shares may be redeemed unless all outstanding Series C Preferred Shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase by the Company of Excess Shares in order to ensure that the Company remains qualified as a REIT for federal income tax purposes or the purchase or acquisition of Series C Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series C Preferred Shares.

(d)           If the Company shall redeem Series C Preferred Shares pursuant to paragraph (a) of this Section 5, notice of such redemption shall be given to each holder of record of the shares to be redeemed.  Such notice shall be provided by first class mail, postage prepaid, at such holder’s address as the same appears on the share records of the Company (except that if the sole record holder of the Series C Preferred Shares is Wachovia Securities, Inc., such notice may be given by telecopy to Wachovia Securities Debt Capital Markets at 704-383-9165 (to the attention of Teresa Hee) with a copy to Hunton

& Williams at 804-788-8218 (to the attention of Randall S. Parks, Esq.)).  If the Company elects to provide such notice by telecopy, it shall also promptly mail notice of such redemption to the holder of the Series C Preferred Shares to be redeemed.  Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders.  Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice.  Any notice given by telecopy in the manner herein provided shall be conclusively presumed to have been duly given when receipt is confirmed by the telecopier.  Each such mailed or telecopied notice shall state, as appropriate: (1) the Redemption Date; (2) the number of Series C Preferred Shares to be redeemed; and (3) that dividends on the Series C Preferred Shares to be redeemed shall cease to accrue on such Redemption Date except as otherwise provided herein.  Notice having been published or mailed as aforesaid, from and after the Redemption Date (unless the Company shall fail to issue and make available the amount of cash necessary to effect such redemption, including all accrued and unpaid dividends to the Redemption Date, whether or not earned, authorized or accumulated), (i) except as otherwise provided herein, dividends on the Series C Preferred Shares so called for redemption shall cease to accumulate or accrue on the Series C Preferred Shares called for redemption (except that, in the case of a Redemption Date after a Dividend Record Date and prior to the related Dividend Payment Date, holders of Series C Preferred Shares on the Dividend Record Date will be entitled on such Dividend Payment Date to receive the dividend payable on such shares), (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series C Preferred Shares of the Company shall cease (except the rights to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon).

As promptly as practicable after the surrender in accordance with said notice of the certificates evidencing any such shares so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and if the notice shall so state), such certificates shall be exchanged for cash (without interest thereon) for which such shares have been redeemed in accordance with such notice.

(e)           The Series C Preferred Shares are subject to the provisions of Article IV of the Declaration relating to Excess Shares.  Excess Shares issued upon exchange of Series C Preferred Shares pursuant to such provisions may be redeemed, in whole or in part, at any time when outstanding Series C Preferred Shares are being redeemed, at a redemption price payable in cash equal to the redemption price at the time for the Series C Preferred Shares (including any accrued but unpaid dividends on the Series C Preferred Shares) which are exchanged for such Excess Shares through the date of such exchange, without interest.  If the Company elects to redeem Excess Shares pursuant to the redemption right set forth in the preceding sentence, such Excess Shares shall be redeemed in such proportion and in accordance with such procedures as Series C Preferred Shares are being redeemed.

Section 6.  Status of Shares.  All Series C Preferred Shares which shall have been issued and redeemed or reacquired in any manner by the Company shall be restored to the status of authorized but unissued Preferred Shares, without designation as to series.

Section 7.  Ranking.  The Series C Preferred Shares shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (a) senior to all classes or series of Common Shares and all equity securities issued by the Company ranking junior to the Series C Preferred Shares as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Company (collectively, “Junior Shares”); (b) on a parity with the Series A Preferred Shares, Series B Preferred Shares and all other equity securities issued by the Company ranking on a parity with the Series C Preferred Shares as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series C Preferred Shares (collectively, “Parity Shares”); and (c) junior to all equity securities issued by the Company, the terms of which specifically provide that such equity securities rank senior to the Series C Preferred Shares as to the payment of dividends or as to distribution of assets upon liquidation, dissolution or winding up of the Company.

Section 8.  Voting Rights.

(a)           The holders of Series C Preferred Shares shall not have any voting rights.

(b)           Whenever dividends on any shares of Series C Preferred Shares shall be in arrears for six or more quarterly periods (a “Series C Preferred Dividend Default”), the Board of Trustees shall take such action as may be necessary to increase the number of Trustees of the Company by two and the holders of such Series C Preferred Shares (voting separately as a class with the holders of all other series of Parity Shares (“Series C Parity Preferred”) upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two trustees of the Company (the “Series C Preferred Share Trustees”) at a special meeting called by the holders of record of at least 20% of the Series C Preferred Shares or the holders of any other series of Series C Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such Series C Preferred Shares for the past dividend periods and the dividend for the then-current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.  If and when all accumulated dividends and the dividend for the then-current dividend period on the Series C Preferred Shares shall have been paid in full or set aside for payment in full, the holders of Series C Preferred Shares shall be divested of the voting rights set forth in this Section 8(b) (subject to revesting in the event of each and every Series C Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then-current dividend period have been paid in full or set aside for payment in full on all other series of Series C Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Series C Preferred Share Trustee so elected shall terminate and the Board of Trustees shall take such action as may be necessary to reduce the number of Trustees by two. Any Series C Preferred Shares Trustee may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series C Preferred Shares when they have the voting rights set forth in this Section 8(b) (voting separately as a class with all other series of Series C Parity Preferred upon which like voting rights have been conferred and are exercisable). So long as a Series C Preferred Dividend Default shall continue, any vacancy in the office of a Series C Preferred Share Trustee may be filled by written consent of the Series C Preferred Share Trustee remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series C Preferred Shares when they have the voting rights set forth in Section 8(b) hereof (voting separately as a class with all other series of Series C Parity Preferred upon which like voting rights have been conferred and are exercisable). The Series C Preferred Share Trustees shall each be entitled to one vote per trustee on any matter.

(c)           So long as any Series C Preferred Shares remain outstanding, the Company shall not, without the affirmative vote of the holders of at least two-thirds of the Series C Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of beneficial interest of the Company ranking senior to the Series C Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of beneficial interest of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares or (ii) amend, alter or repeal the provisions of the Declaration, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Shares or the holders thereof; provided, however, that with respect to the occurrence of any event set forth in clause (ii) of this Section 8(c) above, so long as the Series C Preferred Shares remains outstanding with the terms thereof materially unchanged or, if the Company is not the surviving entity in such transaction, either is exchanged for a security of the surviving entity with terms that are materially the same as the Series C Preferred Shares or is exchanged for cash equal to the redemption price payable under Section 5 at the closing of such exchange, the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the holders of the Series C Preferred Shares; and, provided, further, that any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other series of Preferred Shares, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series C Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series C Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

For purposes of the foregoing provisions of this Section 8, each Series C Preferred Share shall have one vote per share, except that when any other series of preferred shares shall have the right to vote with the Series C Preferred Shares as a single class on any matter, then the Series C Preferred Shares and such other series shall have with respect to such matters one vote per $25 of liquidation preference, and fractional votes shall be ignored.

(d)           Nothing contained in paragraph (c) of this Section 8 shall require a vote of the holders of the Series C Preferred Shares in connection with the redemption, purchase or other acquisition by the Company of shares of the Company not in violation of the terms of the Series C Preferred Shares.

Section 9.  Severability of Provisions.  If any preference, right, voting power, restriction, limitation as to dividends or other distributions, qualification or term or condition of redemption of the Series C Preferred Shares set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences, rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series C Preferred Shares set forth herein which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect, and no preferences, rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series C Preferred Shares herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

SECOND:  The Series C Preferred Shares have been classified and designated by the Board of Trustees under the authority contained in the Declaration.

THIRD:  These Articles Supplementary have been approved by the Board of Trustees in the manner and by the vote required by law.

FOURTH:  The undersigned Executive Vice President of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Executive Vice President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Executive Vice President and attested to by its Assistant Secretary on this 31st day of March 2003.

ATTEST:	CENTERPOINT PROPERTIES TRUST

/s/ Rockford O. Kottka	By:	/s/ Paul S. Fisher (SEAL)
Rockford O. Kottka		Paul S. Fisher
Assistant Secretary		Executive Vice President